As filed with the U.S. Securities and Exchange Commission on July 31, 2018	Registration No. 333-___________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

COLUMBIA FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	22-3504946
(State or other jurisdiction of	(IRS Employer Identification No.)
incorporation or organization)

19-01 Route 208 North, Fair Lawn, New Jersey	07410
(Address of Principal Executive Offices)	(Zip Code)

COLUMBIA BANK STOCK-BASED DEFERRAL PLAN

COLUMBIA BANK SAVINGS INCOME MAINTENANCE PLAN

(Full title of the plan)

Thomas J. Kemly

President and Chief Executive Officer

Columbia Financial, Inc.

19-01 Route 208 North

Fair Lawn, New Jersey, 07410

(Name and address of agent for service)

(800) 522-4167
(Telephone number, including are code, of agent of service)

Copies to:

Christina M. Gattuso, Esq.

Suzanne A. Walker, Esq.

Kilpatrick Townsend & Stockton LLP

Washington, DC 20005

(202) 508-5800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of Registration fee
Deferred Compensation Obligations:
Stock-based Deferral Plan(1)	$2,000,000	100%	$2,000,000 (2)	$249.00
Savings Income Maintenance Plan(3)	$1,680,000	100%	$1,680,000 (4)	$209.16

(1)	The Deferred Compensation Obligations are unsecured obligations of Columbia Financial, Inc. (the “Registrant” or the “Company”) to pay up to $2,000,000 of deferred compensation from time to time in the future in accordance with the terms of the Columbia Bank Stock-Based Deferral Plan (the “Stock-Based Deferral Plan”). The Deferred Compensation Obligations are to be fulfilled in shares of Common Stock of the Registrant.
(2)	Solely for purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), the amount of deferred compensation obligations registered is based on an estimate of the amount of compensation participants may defer under the Deferral Plan.
(3)	The Deferred Compensation Obligations are unsecured obligations of the Registrant to pay up to $1,680,000 of deferred compensation from time to time in the future in accordance with the terms of the Columbia Bank Savings Income Maintenance Plan (the “SIM”). The Deferred Compensation Obligations may be fulfilled in cash or in shares of common stock of the Registrant at the election of the plan participant.
(4)	Solely for purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act, the amount of deferred compensation obligations registered is based on an estimate of the amount of compensation participants may defer under the SIM Plan.

This Registration Statement on Form S-8 (this “Registration Statement”) shall become effective immediately upon filing in accordance with Section 8(a) of the Securities Act and 17 C.F.R. §230.462.

COLUMBIA FINANCIAL, INC.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Items 1 & 2. Plan Information and Registrant Information and Employee Plan Annual Information.

The documents containing the information for each of the Columbia Bank Stock-Based Deferral Plan (the “SBDP”) and the Columbia Bank Savings Income Maintenance Plan (the “SIM” and collectively with the Deferral Plan, the “Plans”) specified by Part I of this Registration Statement will be sent or given to the participants in the Plans as specified by Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission (the “SEC”) either as a part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 in reliance on Rule 428. Such documents and the information incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus for this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed or to be filed by Columbia Financial, Inc. with the SEC are incorporated by reference in this Registration Statement:

(a)       The Prospectus that was filed with the SEC by the Registrant (File No. 333-221912) pursuant to Rule 424(b)(3) on February 20, 2018.

(b)       The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended December 31, 2017 and filed with the SEC on March 23, 2018 (File No. 333-221912), and March 31, 2018 and filed with the SEC on May 14, 2018 (File No. 001-38456) ), as well as the Registrant’s Transition Report on Form 10-QT filed with the SEC on June 15, 2018 (File No. 001-38456).

(c)       The description of the Registrant’s common stock contained in the Registrant’s Form 8-A12B (File No. 001-38456), as filed with the SEC on April 12, 2018.

(d)       The Registrant’s Current Reports on Form 8-K (in each case other than those portions furnished under items 2.02, 7.01 and 9.01 of Form 8-K) filed with the SEC on February 14, 2018, April 18, 2018, April 20, 2018, April 25, 2018, May 24, 2018, and July 26, 2018.

(e)       All documents filed by the Registrant, where applicable, pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which deregisters all securities then remaining unsold (in each case other than those portions furnished under Items 2.02. 7.01 and 9.01 of Form 8-K).

Any statement contained in this Registration Statement, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

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Item 4. Description of Securities.

The deferred compensation obligations being registered represent obligations (the “Obligations”) of Columbia Bank to make future payments to participants in the Savings Income Maintenance Plan (the “SIM”) and Stock-Based Deferral Plan (the “SBDP”, and together with the SIM, the “Plans”). The Obligations consist of Columbia Bank’s commitments under the Plans to make payment of deferred compensation to participants in such amounts and at such times as specified by the terms of the Plans. The Plans are non-qualified and unfunded defined contribution retirement plans. Certain executive officers are eligible to participate in the SIM. A participant may make an annual election to defer up to 60% of the participant’s eligible compensation for the immediately following year under the SIM. In addition, Columbia Bank may make matching contributions equal to a portion of a participant’s compensation deferred under the SIM. Contributions are credited to bookkeeping accounts on behalf of SIM participants. Participants earn returns on their notional account balances based on investments in hypothetical investment funds selected by participants from a list of hypothetical funds made available by the Company, including by not limited to a hypothetical shares of Company common stock. Participants are immediately 100% vested in their account balances attributable to compensation deferral contributions. Participants become vested in their account balances attributable to matching contributions in installments: 25% after two years of service, 50% after three years of service, 75% after four years of service and 100% after five years of service. A participant’s vested account balance will be distributed to the participant in a single lump sum following the first to occur of the participant’s separation from service or a change in control. If payment is triggered by separation from service, it will be made on the first day of the third month following the separation from service (or on the six month anniversary of the separation from service if the participant is a Section 409A “specified employee” on the date of separation from service). If payment is triggered by a change in control, it will be made on the first day of the month next following the date of the change in control. Payment will be made in the form of shares of Company common stock to the extent the participant’s notional account is invested in hypothetical Company common stock; otherwise payment will be made in cash.

Certain executive officers and members of the board of directors are eligible to participate in the SBDP. Under the SBDP, a participant was permitted to make a one-time election to transfer all or a portion of his or her account balance under the SIM or Columbia Bank Director Deferred Compensation Plan (as applicable) to the SBDP in connection with Columbia Bank’s minority stock offering and may make an annual election to defer up to 100% of the participant’s eligible compensation for the immediately following year under the SBDP. Participants earn returns on their notional account balances based on investments in hypothetical shares of Company common stock and hypothetical cash dividends on such hypothetical shares. Generally, participants are immediately 100% vested in their SBDP account balances; however, amounts transferred from the SIM will vest in accordance with the vesting schedule in place at the time of the original deferral election under the SIM. Generally, a participant’s vested account balance will be distributed to the participant in a single lump sum following the first to occur of the participant’s separation from service or a change in control. If payment is triggered by separation from service, it will be made on the first day of the third month following the separation from service (or on the six month anniversary of the separation from service if the participant is a Section 409A “specified employee” on the date of separation from service). If payment is triggered by a change in control, it will be made on the first day of the month next following the date of the change in control. Payment will be made in the form of shares of Columbia Bank common stock.

There is no trading market for the Obligations. The Obligations are unsecured general obligations of Columbia Bank to make future distributions of cash or Company stock to participants in accordance with the terms of the Plans. Obligations will rank without preference with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding and are, therefore, subject to the risks of the Company’s insolvency.

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The Obligations are not convertible into any other security of the Company. All of the Obligations are payable in cash or shares of Company stock, as described above. The Company reserves the right to amend, merge, consolidate or terminate the Plans at any time or from time to time, except that no such action may, without the consent of the affected participant, affect any of the participant’s rights with respect to the amount then credited to the participant’s account.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Article Ninth of the Second Amended and Restated Certificate of Incorporation of Columbia Financial, Inc., a Delaware corporation provides as follows:

NINTH:

A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a Director or an Officer of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a Director, Officer, employee or agent or in any other capacity while serving as a Director, Officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

B. The right to indemnification conferred in Section A of this Article NINTH shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter and “advancement of expenses”); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a Director or Officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, services to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article NINTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

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C. If a claim under Section A or B of this Article NINTH is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expenses of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article NINTH or otherwise shall be on the Corporation.

D. The rights to indemnification and to the advancement of expenses conferred in this Article NINTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation’s Certificate of Incorporation, Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise.

E. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Corporation or subsidiary or Affiliate or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

Item 7. Exemption from Registration Claimed.

None.

Item 8. Exhibits.

The following exhibits are filed with or incorporated by reference into this registration statement on Form S-8 (numbering corresponds generally to the Exhibit Table in Item 601 of Regulation S-K).

List of Exhibits (filed herewith unless otherwise noted):

4.1	Second Amended and Restated Certificate of Incorporation of Columbia Financial, Inc. (1)
4.2	Amended Bylaws of Columbia Financial, Inc. (2)
4.3	Specimen Stock Certificate of Columbia Financial, Inc. (3)
5.1	Opinion of Kilpatrick Townsend & Stockton LLP
10.1	Columbia Bank Stock-Based Deferral Plan (4)
10.2	Columbia Bank Savings Income Maintenance Plan (5)
23.1	Consent of KPMG LLP
23.2	Consent of Kilpatrick Townsend & Stockton LLP (contained in Exhibit 5.1)
24.1	Power of Attorney (contained on the signature page).

____________________

(1)	Filed as Exhibit 3.1 to the Corporation’s Form S-1 Registration Statement filed with the SEC on December 5, 2017 (File No. 333-221912).
(2)	Filed as Exhibit 3.2 to the Corporations Form S-1 Registration Statement filed with the SEC on December 5, 2017 (File No. 333-221912).
(3)	Filed as Exhibit 4.0 to the Corporation’s Form S-1 Registration Statement filed with the SEC on December 5, 2017 (File No. 333-221912).
(4)	Filed as Exhibit 10.10 to the Corporation’s Form S-1 Registration Statement filed with the SEC on December 5, 2017 (File No. 333-221912).
(5)	Filed as Exhibit 10.13 to the Corporation’s Form S-1 Registration Statement filed with the SEC on December 5, 2017 (File No. 333-221912).

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Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)       To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)       To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the Volume of Securities Offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into this Registration Statement.

(2)       That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Columbia Financial, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Fair Lawn, State of New Jersey, on July 31, 2018.

COLUMBIA FINANCIAL, INC.

By:	/s/ Thomas J. Kemly
Thomas J. Kemly
President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of Columbia Financial, Inc. hereby severally constitute and appoint Thomas J. Kemly and Dennis E. Gibney as the true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any or all amendments to the Form S-8 registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully, and to all intents and purposes, as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Thomas J. Kemly	President, Chief Executive Officer	July 31, 2018
Thomas J. Kemly	and Director
(principal executive officer)

/s/ Dennis E. Gibney	Executive Vice President	July 31, 2018
Dennis E. Gibney	and Chief Financial Officer
(principal financial and accounting officer)

/s/ Noel R. Holland	Director - Chairman of the Board of Directors	July 31, 2018
Noel R. Holland

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/s/ Frank Czerwinski	Director	July 31, 2018
Frank Czerwinski

/s/ Raymond G. Hallock	Director	July 31, 2018
Raymond G. Hallock

/s/ Henry Kuiken	Director	July 31, 2018
Henry Kuiken

/s/ Michael Massood, Jr.	Director	July 31, 2018
Michael Massood, Jr.

/s/ Elizabeth E. Randall	Director	July 31, 2018
Elizabeth E. Randall

/s/ John R. Salvetti	Director	July 31, 2018
John R. Salvetti

/s/ Robert Van Dyk	Director	July 31, 2018
Robert Van Dyk

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